EXHIBIT 99.2

CenterPoint Energy Subsidiary Prices $200 Million of General Mortgage Bonds

HOUSTON, May 16, 2003—CenterPoint Energy, Inc. (NYSE: CNP) today announced that its electric transmission and distribution subsidiary, CenterPoint Energy Houston Electric, LLC (CEHE), priced $200 million of 5.60 percent general mortgage bonds due July 1, 2023, in a placement with institutions under Rule 144A. The transaction is expected to close on May 23, 2003.

Net proceeds from the offering and other funds will be used to redeem $200 million principal amount of CEHE’s 7 1/2 percent first mortgage bonds due July 1, 2023, plus pay a $7.0 million redemption premium.

The offer and sale of the general mortgage bonds have not been registered under the Securities Act of 1933 and the general mortgage bonds may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This news release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.